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Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Moves to Dismiss ITC Action 337-TA-649

- Two ITC Investigations Closer to Final Resolution Remain Pending -

SAN JOSE, Calif. - March 12, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) announced today that it has moved to terminate the U.S. International Trade Commission (ITC) action brought against certain semiconductor packaging subcontractors, Investigation No. 337-TA-649 (Subcon ITC action). The Subcon ITC action was the last filed of three separate actions initiated on behalf of Tessera and is currently stayed pending review by the Commission of several significant issues in the first action. The motion to terminate does not affect Tessera's other pending actions, including ITC Investigation No. 337-TA-605 (Wireless ITC action) and ITC Investigation No. 337-TA-630 (DRAM ITC action).

"Tessera is focusing its resources on vigorously pursuing swift and favorable enforcement of its patent rights in the DRAM ITC action and the Wireless ITC action," said Bernard J. "Barney" Cassidy, Tessera's general counsel.

The company cited uncertainties created by legal rulings relating to ITC remedies available against non-importers, related delays in the progress of the Subcon ITC action, and the desire to focus the company's ongoing enforcement efforts as the reasons for the move to terminate.

About Tessera

Tessera Technologies develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to developments in the law, procedural schedules, and the actions of the ITC. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, include more information about factors that could affect the company's financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.